Exhibit 99.1

Methode Electronics, Inc. Reports Fiscal 2025 Fourth Quarter

and Full Year Financial Results; Board Approves Dividend

•
Record Power Product Sales for Data Centers for Quarter and Full Year
•
Positive Free Cash Flow for Quarter; Highest Quarter Since Fiscal 2023
•
Total and Net Debt Reduced from Fiscal 2025 Third Quarter
•
Fiscal 2026 EBITDA Expected to Improve Over 100%
•
Corporate Actions Announced
•
Board of Directors Declares Quarterly Dividend of $0.07

Chicago, IL – July 9, 2025 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, lighting, and power distribution applications, today announced financial results for the fourth quarter and full year ended May 3, 2025.

Fiscal Fourth Quarter 2025 Results

•
Net sales were $257.1 million
•
Record sales for power distribution products for data center applications
•
Electric and hybrid vehicle applications were 20% of net sales
•
Pre-tax loss was $30.4 million; adjusted pre-tax loss was $28.6 million
•
Pre-tax loss included $15.2 million of unplanned inventory adjustments
•
Net loss was $28.3 million, or a loss of $0.80 per diluted share
•
Adjusted net loss was $27.4 million, or a loss of $0.77 per diluted share
•
Net cash provided by operating activities was $35.4 million; free cash flow was $26.3 million
•
Total debt of $317.6 million, down from $327.9 million in fiscal third quarter 2025
•
Net debt of $214.0 million, down from $224.1 million in fiscal third quarter 2025

Management Comments

President and Chief Executive Officer Jon DeGaynor said, “The Methode transformation journey made further progress in the quarter, as we focused on improving execution to drive long-term value. We have built a new management team and set records for the quarter and the year in data center power product sales, with the year finishing at over $80 million. The year also provided a series of challenges both exogenous and endogenous. We experienced a significant ramp down in expected demand from one of our largest EV customers and delays with other EV customers. In fact, we finished the year with a challenging exercise to write down inventory primarily related to materials for reduced, delayed or canceled programs. While the team made clear strides in improving operational execution, the results were masked by factors that were either outside our immediate control or residual in nature which led to a larger than expected net loss for the quarter.”

Mr. DeGaynor added, “Despite the challenges, the business delivered strong free cash flow for the second quarter in a row resulting from a relentless drive to reduce working capital, and we in turn reduced our debt. We also had de minimis new tariffs in the quarter, have a plan in place to 100% mitigate the tariffs enacted this year, and have used the disruption to cement our teams’ collaboration and to leverage our global footprint to our commercial advantage. Simply put, this team faced challenges and took significant operational actions in fiscal 2025 to rebuild the foundation of the company and position it for success in fiscal 2026. This also included corporate actions such as reducing our board size from ten to seven directors, relocating our headquarters to an existing owned facility, reducing our dividend, and continuing the review of our portfolio.”

Mr. DeGaynor concluded, “As we look to fiscal 2026, the company expects to double its EBITDA as a result of our operational improvements even in the face of an approximately $100 million decline in sales driven by lower EV demand, mainly with Stellantis. We still firmly believe in the EV megatrend. However, in the near term some of our EV assets and resources will be pivoted to leverage the growth opportunity that we have in data centers.”

Consolidated Fiscal Fourth Quarter 2025 Financial Results

Methode's net sales were $257.1 million, compared to $277.3 million in the same quarter of fiscal 2024. The decrease was mainly due to lower volume in the Automotive segment driven by previously disclosed program roll-offs, which was partially offset by higher volume in the Industrial segment driven by power products in data center applications. Foreign currency translation was minimal as compared to the same quarter of fiscal 2024.

Loss from operations was $23.6 million, compared to a loss of $61.5 million in the same quarter of fiscal 2024. The improvement was primarily due to a $49.4 million goodwill impairment in the prior-year quarter. The quarter included an increase in excess and obsolete inventory expense of $13.0 million, mainly in the Automotive segment, and a discrete inventory revaluation of $2.2 million, as compared to an increase in excess and obsolete inventory expense of $5.1 million and no similar discrete inventory revaluation in the prior year quarter. The loss in the quarter was also impacted by the lower sales volume, partially offset by a reduction of $4.2 million in selling and administrative expense from the prior year quarter. Adjusted loss from operations, a non-GAAP financial measure, was $21.6 million, compared to a loss of $9.8 million in the same quarter of fiscal 2024. The adjusted loss from operations excluded expenses of $2.0 million for restructuring costs and asset impairment charges.

Net loss was $28.3 million or $0.80 per diluted share, compared to a loss of $57.3 million or $1.63 per diluted share in the same quarter of fiscal 2024. The lower net loss was mainly driven by the $49.4 million goodwill impairment in the prior year quarter. Adjusted net loss, a non-GAAP financial measure, was $27.4 million, or $0.77 per diluted share, compared to a loss of $7.9 million or $0.23 per diluted share in the same quarter of fiscal 2024. The adjusted net loss excluded $1.6 million for restructuring costs and asset impairment charges, a $0.5 million benefit for the valuation allowance on deferred tax assets, and a $0.2 million gain on the sale of non-core assets.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was negative $8.9 million, compared to negative $44.0 million in the same quarter of fiscal 2024. Adjusted EBITDA, a non-GAAP financial measure, was negative $7.1 million, compared to positive $5.3 million in the same quarter of fiscal 2024. The adjusted EBITDA excluded $2.0 million for restructuring costs and asset impairment charges and a $0.2 million gain on the sale of non-core assets.

Debt was $317.6 million at the end of the quarter, down from $327.9 million at the end of the fiscal 2025 third quarter. Net debt, a non-GAAP financial measure defined as debt less cash and cash equivalents, was $214.0 million, down from $224.1 million at the end of the fiscal 2025 third quarter. After the end of the quarter, the company entered into an amendment to its credit agreement. Following the amendment, the company was in compliance with all debt covenants for the fiscal fourth quarter.

Net cash provided by operating activities was $35.4 million for the quarter, compared to $24.9 million in the same quarter of fiscal 2024. Free cash flow, a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property, plant, and equipment, was $26.3 million, the highest quarter since fiscal 2023, compared to $15.8 million in the same quarter of fiscal 2024. The increase in free cash flow was primarily due to improvements in working capital.

Segment Fiscal Fourth Quarter 2025 Financial Results

Comparing the Automotive segment’s quarter to the same quarter of fiscal 2024,

•
Net sales were $112.9 million, down from $145.9 million. Net sales decreased by $33.0 million or 22.6% mainly due to lower volume in North America primarily related to a previously disclosed center console program roll-off and lower volume of exterior lighting products. Foreign currency translation was minimal as compared to the same quarter of fiscal 2024.
•
Loss from operations was $33.7 million, compared to a loss of $64.9 million in the prior year. The improvement was mainly driven by the $49.4 million goodwill impairment in the prior year quarter. The loss was primarily driven by the inventory adjustments and lower sales volume, which were partially offset a reduction in selling and administrative expense.

Comparing the Industrial segment’s quarter to the same quarter of fiscal 2024,

•
Net sales were $132.6 million, up from $117.2 million. Net sales increased by $15.4 million or 13.1% driven primarily by higher demand for power distribution products for data centers, which was partially offset by lower demand for lighting products in the commercial vehicle market. Foreign currency translation was minimal as compared to the same quarter of fiscal 2024.
•
Income from operations was $26.2 million, up from $20.0 million. Income from operations was 19.8% of net sales, up from 17.1%. The improvement was driven by higher gross profit primarily from the increased sales as well as lower selling and administrative expense.

Comparing the Interface segment’s quarter to the same quarter of fiscal 2024,

•
Net sales were $11.6 million, down from $14.2 million.
•
Income from operations was $1.5 million, unchanged from the prior year. Income from operations was 12.9% of net sales, up from 10.6%.

Consolidated Fiscal 2025 Financial Results

Methode's net sales in fiscal 2025 were $1,048.1 million, compared to $1,114.5 million in fiscal 2024. The decrease was mainly due to lower volume in the Automotive segment driven by previously disclosed program roll-offs, which was partially offset by record volume in the Industrial segment driven by power products in data center applications. Foreign currency translation was minimal as compared to fiscal 2024. Fiscal 2025 was a 53-week fiscal year, while fiscal 2024 was a 52-week fiscal year.

Loss from operations was $23.9 million, compared to a loss of $112.0 million in fiscal 2024. The improvement was primarily due to a $105.9 million goodwill impairment in the prior year. The gross profit in the year included an increase in excess and obsolete inventory expense of $20.4 million and a discrete inventory revaluation of $2.2 million, as compared to an increase in excess and obsolete inventory expense of $10.4 million and no similar discrete inventory revaluation in the prior year. The loss in the year was also impacted by the lower sales volume. Adjusted loss from operations, a non-GAAP financial measure, was $12.5 million, as compared to a loss of $1.4 million in fiscal 2024.

Net loss was $62.6 million or $1.77 per diluted share, compared to a loss of $123.3 million or $3.48 per diluted share in fiscal 2024. Adjusted net loss, a non-GAAP financial measure, was $39.7 million, or $1.12 per diluted share, compared to a loss of $15.0 million or $0.43 per diluted share in fiscal 2024.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was $30.4 million, compared to negative $53.5 million in fiscal 2024. Adjusted EBITDA, a non-GAAP financial measure, was $42.5 million, compared to $55.3 million in fiscal 2024.

Board Approves Dividend

The Methode Electronics, Inc. board of directors has declared a quarterly dividend of $0.07 per share to be paid on August 1, 2025, to common stockholders of record at the close of business on July 21, 2025.

Guidance

For fiscal 2026, the company expects net sales to be in a range of $900 to $1,000 million and EBITDA to be in a range of $70 to $80 million with the second half of fiscal year expected to be higher than the first half. Fiscal 2025 was a 53-week fiscal year, while fiscal 2026 is a 52-week fiscal year.

This guidance is based on the current market outlook based on third party forecasts and customer projections and the current U.S. tariff policy. The guidance is subject to change due to a variety of factors including tariffs, the successful launch of multiple new programs, the ultimate take rates on EV programs, success and timing of cost recovery actions, inflation, global economic instability, supply chain disruptions, transformation and restructuring efforts, potential impairments, any acquisitions or divestitures, and legal matters.

Conference Call

The company will conduct a conference call and webcast tomorrow, July 10, 2025, at 10:00 a.m. CST to review financial and operational highlights led by its President and Chief Executive Officer, Jon DeGaynor, and Chief Financial Officer, Laura Kowalchik.

To participate in the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international) at least five minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, on the Investors page.

A replay of the teleconference will be available shortly after the call through July 24, 2025, by dialing 877-481-4010 and providing passcode 52484. A webcast replay will also be available on the company’s website, www.methode.com, on the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, and consumer appliances. Our business is managed on a segment basis, with those segments being Automotive, Industrial, and Interface.

Non-GAAP Financial Measures

To supplement the company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses Adjusted Net Income (Loss), Adjusted Earnings (Loss) Per Diluted Share, Adjusted Pre-Tax Income (Loss), Adjusted Income (Loss) from Operations, EBITDA, Adjusted EBITDA, Net Debt and Free Cash Flow as non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with

GAAP. The company believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view Methode's performance using the same tools that management uses to evaluate its past performance, reportable business segments and prospects for future performance, (iii) are commonly used by other companies in our industry and provide a comparison for investors to the company’s performance versus its competitors and (iv) otherwise provide supplemental information that may be useful to investors in evaluating Methode.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, expressed or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

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Dependence on the automotive, commercial vehicle, and construction industries;
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Timing, quality and cost of new program launches;
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Changes in electric vehicle (“EV”) demand;
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Investment in programs prior to the recognition of revenue;
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Impact from production delays or cancelled orders;
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Changes in global trade policies, including tariffs;
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Failure to attract and retain qualified personnel;
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Impact from inflation;
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Dependence on the availability and price of materials;
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Dependence on a small number of large customers;
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Dependence on our supply chain;
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Risks related to conducting global operations;
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Effects of potential catastrophic events or other business interruptions;
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Ability to withstand pricing pressures, including price reductions;
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Ability to compete effectively;
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Our lengthy sales cycle;
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Risks relating to our use of requirements contracts;
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Potential work stoppages;
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Ability to successfully benefit from acquisitions and divestitures;
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Ability to manage our debt levels;
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Ability to comply with restrictions and covenants under our credit agreement;
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Interest rate changes and variable rate instruments;
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Timing and magnitude of costs associated with restructuring activities;
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Recognition of goodwill and other intangible asset impairment charges;
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Risks associated with inventory;
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Ability to remediate a material weakness in our internal control over financial reporting;
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Currency fluctuations;
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Income tax rate fluctuations;

•
Judgments related to accounting for tax positions;
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Risks associated with litigation and government inquiries;
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Risks associated with warranty claims;
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Impact of changing government regulations;
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Changing requirements by stakeholders on environmental or social matters;
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Effects of IT disruptions or cybersecurity incidents;
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Ability to innovate and keep pace with technological changes; and
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Ability to protect our intellectual property.

Additional details and factors are discussed under the caption “Risk Factors” in our periodic reports filed with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Any forward-looking statements made by us speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President, Investor Relations

rcherry@methode.com

+1-708-457-4030

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in millions, except per-share data)

	Three Months Ended		Fiscal Year Ended
	May 3, 2025	April 27, 2024	May 3, 2025	April 27, 2024
	(13 Weeks)	(13 Weeks)	(53 Weeks)	(52 Weeks)
Net sales	$257.1	$277.3	$1,048.1	$1,114.5

Cost of products sold	237.5	241.8	884.7	935.7

Gross profit	19.6	35.5	163.4	178.8

Selling and administrative expenses	37.4	41.6	163.9	160.9
Goodwill impairment	—	49.4	—	105.9
Amortization of intangibles	5.8	6.0	23.4	24.0

Loss from operations	(23.6)	(61.5)	(23.9)	(112.0)

Interest expense, net	5.5	4.5	22.0	16.7
Other expense (income), net	1.3	(2.9)	4.2	(0.6)

Pre-tax loss	(30.4)	(63.1)	(50.1)	(128.1)

Income tax expense (benefit)	(2.1)	(5.8)	12.5	(4.8)

Net loss	$(28.3)	$(57.3)	$(62.6)	$(123.3)

Loss per share:
Basic	$(0.80)	$(1.63)	$(1.77)	$(3.48)
Diluted	$(0.80)	$(1.63)	$(1.77)	$(3.48)

Cash dividends per share	$0.14	$0.14	$0.56	$0.56

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per-share data)

	May 3, 2025	April 27, 2024
ASSETS
Current assets:
Cash and cash equivalents	$103.6	$161.5
Accounts receivable, net	241.0	262.6
Inventories	194.1	186.2
Income tax receivable	4.1	4.0
Prepaid expenses and other current assets	17.1	18.7
Assets held for sale	—	4.7
Total current assets	559.9	637.7
Long-term assets:
Property, plant and equipment, net	221.6	212.1
Goodwill	172.7	169.9
Other intangible assets, net	238.4	256.7
Operating lease right-of-use assets, net	23.7	26.7
Deferred tax assets	37.8	34.7
Pre-production costs	31.7	44.1
Other long-term assets	20.0	21.6
Total long-term assets	745.9	765.8
Total assets	$1,305.8	$1,403.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$125.9	$132.4
Accrued employee liabilities	32.0	38.0
Other accrued liabilities	50.2	46.0
Short-term operating lease liabilities	7.4	6.7
Short-term debt	0.2	0.2
Income tax payable	17.5	8.1
Total current liabilities	233.2	231.4
Long-term liabilities:
Long-term debt	317.4	330.7
Long-term operating lease liabilities	18.2	20.6
Long-term income tax payable	—	9.3
Other long-term liabilities	16.9	16.8
Deferred tax liabilities	26.8	28.7
Total long-term liabilities	379.3	406.1
Total liabilities	612.5	637.5
Shareholders' equity:
Common stock, $0.50 par value, 100,000,000 shares authorized, 37,151,365 shares and 36,650,909 shares issued as of May 3, 2025 and April 27, 2024, respectively	18.6	18.3
Additional paid-in capital	191.8	183.6
Accumulated other comprehensive loss	(29.8)	(36.7)
Treasury stock, 1,346,624 shares as of May 3, 2025 and April 27, 2024	(11.5)	(11.5)
Retained earnings	524.2	612.3
Total shareholders' equity	693.3	766.0
Total liabilities and shareholders' equity	$1,305.8	$1,403.5

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Fiscal Year Ended
	May 3, 2025	April 27, 2024
	(53 Weeks)	(52 Weeks)
Operating activities:
Net loss	$(62.6)	$(123.3)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	58.5	57.9
Stock-based compensation expense	7.4	3.6
Amortization of debt issuance costs	1.1	0.8
Partial write-off of unamortized debt issuance costs	1.2	—
(Gain) loss on sale of assets	(0.5)	(1.9)
Impairment of long-lived assets	1.1	2.3
Inventory obsolescence	20.4	10.4
Goodwill impairment	—	105.9
Change in deferred income taxes	(5.8)	(20.8)
Other	1.9	(0.8)
Changes in operating assets and liabilities:
Accounts receivable	22.7	48.0
Inventories	(25.7)	(41.1)
Prepaid expenses and other assets	17.3	6.9
Accounts payable	(5.4)	(4.7)
Other liabilities	(5.2)	4.3
Net cash provided by operating activities	26.4	47.5

Investing activities:
Purchases of property, plant and equipment	(41.6)	(50.2)
Proceeds from settlement of net investment hedge	3.1	0.6
Proceeds from disposition of assets	5.6	21.3
Proceeds from redemption of life insurance	—	10.8
Net cash used in investing activities	(32.9)	(17.5)

Financing activities:
Taxes paid related to net share settlement of equity awards	(4.3)	(3.8)
Repayments of finance leases	(0.2)	(0.2)
Debt issuance costs	(1.8)	(1.1)
Purchases of common stock	(1.6)	(13.7)
Cash dividends	(20.4)	(19.9)
Purchase of redeemable noncontrolling interest	—	(10.9)
Proceeds from borrowings	138.0	237.9
Repayments of borrowings	(168.6)	(207.2)
Net cash used in financing activities	(58.9)	(18.9)
Effect of foreign currency exchange rate changes on cash and cash equivalents	7.5	(6.6)
(Decrease) increase in cash and cash equivalents	(57.9)	4.5
Cash and cash equivalents at beginning of the period	161.5	157.0
Cash and cash equivalents at end of the period	$103.6	$161.5

Supplemental cash flow information:
Cash paid during the period for:
Interest	$23.4	$17.0
Income taxes, net of refunds	$22.3	$15.0
Operating lease obligations	$9.3	$9.6

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (unaudited)

(in millions)

	Three Months Ended		Fiscal Year Ended
	May 3, 2025	April 27, 2024	May 3, 2025	April 27, 2024
	(13 Weeks)	(13 Weeks)	(53 Weeks)	(52 Weeks)
EBITDA:
Net loss	$(28.3)	$(57.3)	$(62.6)	$(123.3)
Income tax expense (benefit)	(2.1)	(5.8)	12.5	(4.8)
Interest expense, net	5.5	4.5	22.0	16.7
Amortization of intangibles	5.8	6.0	23.4	24.0
Depreciation	10.2	8.6	35.1	33.9
EBITDA	(8.9)	(44.0)	30.4	(53.5)
Goodwill impairment	—	49.4	—	105.9
Acquisition costs	—	—	—	0.5
Acquisition-related costs - purchase accounting adjustments related to inventory	—	—	—	0.5
Transformation costs *	—	—	8.7	—
Partial write-off of unamortized debt issuance costs	—	—	1.2	—
Restructuring costs and asset impairment charges	2.0	2.3	2.7	3.7
Net gain on sale of non-core assets	(0.2)	(2.4)	(0.5)	(1.8)
Adjusted EBITDA	$(7.1)	$5.3	$42.5	$55.3

* Represents professional fees related to the Company's cost reduction initiative.

	Three Months Ended		Fiscal Year Ended
	May 3, 2025	April 27, 2024	May 3, 2025	April 27, 2024
	(13 Weeks)	(13 Weeks)	(53 Weeks)	(52 Weeks)
Free Cash Flow:
Net cash provided by operating activities	$35.4	$24.9	$26.4	$47.5
Purchases of property, plant and equipment	(9.1)	(9.1)	(41.6)	(50.2)
Free cash flow	$26.3	$15.8	$(15.2)	$(2.7)

	May 3, 2025	February 1, 2025	April 27, 2024
Net Debt:
Short-term debt	$0.2	$0.2	$0.2
Long-term debt	317.4	327.7	330.7
Total debt	317.6	327.9	330.9
Less: cash and cash equivalents	(103.6)	(103.8)	(161.5)
Net debt	$214.0	$224.1	$169.4

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (unaudited)

(in millions, except per share data)

	Three Months Ended
	May 3, 2025 (13 Weeks)				April 27, 2024 (13 Weeks)
	Loss from operations	Pre-tax loss	Net loss	Diluted (loss) income per share	Loss from operations	Pre-tax loss	Net loss	Diluted (loss) income per share
U.S. GAAP (as reported)	$(23.6)	$(30.4)	$(28.3)	$(0.80)	$(61.5)	$(63.1)	$(57.3)	$(1.63)
Goodwill impairment	—	—	—	$—	49.4	49.4	49.4	$1.40
Acquisition-related costs - purchase accounting adjustments related to inventory	—	—	—	$—	—	—	—	$—
Transformation costs	—	—	—	$—	—	—	—	$—
Restructuring costs and asset impairment charges	2.0	2.0	1.6	$0.05	2.3	2.3	1.9	$0.05
Net gain on sale of non-core assets	—	(0.2)	(0.2)	$(0.01)	—	(2.4)	(1.9)	$(0.05)
Valuation allowance on deferred tax assets	—	—	(0.5)	$(0.01)	—	—	—	$—
Non-U.S. GAAP (adjusted)	$(21.6)	$(28.6)	$(27.4)	$(0.77)	$(9.8)	$(13.8)	$(7.9)	$(0.23)

	Fiscal Year Ended
	May 3, 2025 (53 Weeks)				April 27, 2024 (52 Weeks)
	Loss from operations	Pre-tax loss	Net loss	Diluted (loss) income per share	Loss from operations	Pre-tax loss	Net loss	Diluted (loss) income per share
U.S. GAAP (as reported)	$(23.9)	$(50.1)	$(62.6)	$(1.77)	$(112.0)	$(128.1)	$(123.3)	$(3.48)
Goodwill impairment	—	—	—	$—	105.9	105.9	105.9	$2.99
Acquisition costs	—	—	—	$—	0.5	0.5	0.4	$0.01
Acquisition-related costs - purchase accounting adjustments related to inventory	—	—	—	$—	0.5	0.5	0.4	$0.01
Transformation costs	8.7	8.7	6.7	$0.19	—	—	—	$—
Partial write-off of unamortized debt issuance costs	—	1.2	0.9	$0.03	—	—	—	$—
Restructuring costs and asset impairment charges	2.7	2.7	2.2	$0.06	3.7	3.7	3.0	$0.08
Net gain on sale of non-core assets	—	(0.5)	(0.4)	$(0.01)	—	(1.8)	(1.4)	$(0.04)
Valuation allowance on deferred tax assets	—	—	13.5	$0.38	—	—	—	$—
Non-U.S. GAAP (adjusted)	$(12.5)	$(38.0)	$(39.7)	$(1.12)	$(1.4)	$(19.3)	$(15.0)	$(0.43)